Exhibit 10.4

[EXECUTION VERSION]

SHAREHOLDERS AGREEMENT

between

I.I.I. INDUSTRIAL INVESTMENTS INC.

and

USINAS SIDERÚRGICAS DE MINAS GERAIS S.A. – USIMINAS

July 20th, 2005

Table of Contents

CLAUSE I. DEFINITIONS AND INTERPRETATION	5

1.01 Definitions	5

CLAUSE II. SCOPE AND STRUCTURE	5

2.01 Scope	5

2.02 Commitment of Contributions	6

2.03 Exchange Rate	6

2.04 Shares of the Company	7

2.05 Conversion of Contributions	7

CLAUSE III. COMPANY ORGANIZATION	7

3.01 Officers of the Company

1. Board of Directors	7

2. Meetings of the Board	8

3. Decisions of the Board	8

4. Shareholder Meetings	8

5. Chief Executive Officer (C.E.O.)	8

CLAUSE IV. RESTRICTIONS ON THE TRANSFER OF SHARES	9

4.01 Limitations to the Transfer	9

4.02 Right of First Refusal	9

4.03 Tag-Along	10

4.04 Excluded Transfers	10

CLAUSE V. MISCELLANEOUS	10

5.01 Communications and Notifications	10

5.02 Publicity	11

5.03 Waiver of Rights or Modifications to the Agreement	11

5.04 Governing Law	11

5.05 Arbitration	11

5.06 Confidentiality	12

5.07 Term	13

5.08 Time Intervals	13

5.09 Transfer or Assignment of the Agreement	14

5.10 Expenses	14

5.11 Company Authorizations	14

5.12 Legal Status	14

SHAREHOLDERS’ AGREEMENT

Between:

I.I.I. INDUSTRIAL INVESTMENTS INC., with offices at 69 Dr. Roy’s Drive, George Town, Grand Cayman, Cayman Islands, represented hereby by Messrs. Daniel Novegil and Fernando R. Mantilla, both duly authorized pursuant to their respective powers of attorney, hereafter referred to as “TECHINT”, on one part,

and

USINAS SIDERÚRGICAS DE MINAS GERAIS S.A. USIMINAS with offices at Rua Professor José Vieira de Mendoça, 3011 – Engenho Nogueira, Belo Horizonte, MG, Brazil, represented hereby by its President Mr. Rinaldo Campos Soares, hereafter referred to as “USIMINAS”, on the other part, enter into this Shareholder’s Agreement (the “Agreement”) and agree to the following terms and conditions:

RECITALS

WHEREAS, TECHINT has decided to reorganize its direct and indirect holdings of shares in steel companies through its contribution to a Luxemburg holding company (the “Company”) of the shares of I.I.I. – Industrial Investments, Inc. (“I.I.I.”), a company incorporated under the laws of the British Virgin Islands, through which TECHINT controls the companies Siderar S.A.I.C. (“Siderar”), Techintrade Uruguay, S.A. (“Techintrade”) and, through Consorcio Siderurgia Amazonia Ltd. (“Amazonia”) and Ylopa, Serviços de Consultadoria Lda. (“Ylopa”) – Siderúrgica del Orinoco (Sidor) C.A. (“Sidor”).

WHEREAS, in the context of a process of strategic expansion, I.I.I. has signed a stock purchase agreement, dated May 18th of the current year, with Alfa, S.A. de C.V. (“Alfa”), for the purchase of (i) at least a controlling participation in Hylsamex, S.A. de C.V. (“Hylsamex”), leaving pending the consummation of said purchase through the realization of a public offering of purchase to the entirety of the shareholders of Hylsamex, and (ii) the direct and indirect participations of Alfa in Amazonia, Ylopa and Hylsa Latin L.L.C. (“Hylsa Latin”) (collectively, the “Purchase”).

WHEREAS, TECHINT will make contributions in cash to I.I.I., through subordinated loans convertible into shares of the Company, which will be applied to finance the Purchase and the expenses related to the Purchase and its financing.

WHEREAS, in addition to the operations described in the above recitals, TECHINT intends to obtain new capital for the Company through the realization of an Initial Public Offering and is evaluating the potential expansion of the Company through its participation, directly or indirectly, in one or more strategic acquisitions of companies within the steel industry.

WHEREAS, TECHINT has invited USIMINAS to join the aforementioned project and USIMINAS has decided to incorporate itself as a shareholder of the Company through (i) the contribution to Inversora Siderúrgica Limited, a company organized and existing under the laws of Gibraltar (“ISL”), in exchange for shares of the Company, of all of its direct or indirect participations in Siderar, Amazonia, and Ylopa, and (ii) cash contributions to I.I.I. in the form of subordinated loans convertible into shares of the Company, which, like TECHINT’s cash contribution, will be destined to finance the Purchase.

WHEREAS, bearing in mind the aforementioned objective and as a consequence of the commitments reciprocally assumed, TECHINT and USIMINAS (the “Shareholders”) wish to regulate the relationship among them as shareholders of the Company, establishing their rights, obligations and responsibilities concerning the business and the management of the Company.

WHEREAS, the Shareholders agree that this Agreement, together with the articles of association of the Company (the “Articles”), constitutes their total and mutual understanding regarding the exercise of their shareholder rights in the Company, and that their relationships in this regard will be regulated in accordance with the Agreement and the Articles.

NOW THEREFORE, in virtue of the above RECITALS, the Shareholders agree as follows:

CLAUSE I. DEFINITIONS AND INTERPRETATION

1.01 Definitions

The Shareholders agree that the terms that are established herein must be interpreted according to their corresponding definition as set forth in Annex I – Definitions of this Agreement.

CLAUSE II. SCOPE AND STRUCTURE

2.01 Scope

The authority of this Agreement extends over all of the shares of the Company that are under the Shareholders’ ownership, establishing the rights over said shares, creditable advances and whatever titles representative of shares or convertibles into shares issued by the Company owned by the Shareholders and/or their Affiliates.

2.02 Commitment of Contributions

a) The diagram of the share participation of, and in, the Company as of July 20th, 2005 is hereby attached as Annex II – Company Diagram.

b) Tenaris S.A., a company organized and existing under the laws of Luxemburg (“Tenaris”) has committed with TECHINT to transfer to ISL all of its direct and indirect holdings, in the capital of Amazonia and Ylopa detailed in Annex III – Investments attached hereby, in exchange for shares of the Company at the exchange ration to be established according to Clause 2.03 of this Agreement and as soon as possible after such exchange rate is established.

c) TECHINT will contribute (or will cause its Affiliates to contribute) to I.I.I. the TECHINT Contribution, through subordinated loans convertible into shares of the Company, substantial in the form and content of the agreement template attached as Annex IV – Convertible Loan (each such loan, a “Convertible Loan”).

d) USIMINAS will transfer (or will cause its Affiliates to transfer) to ISL all of its direct and indirect holdings in Siderar, Amazonia and Ylopa detailed in Annex III – Investments attached to this Agreement, in exchange for shares of the Company to the exchange rate to be established according to Clause 2.03 of this Agreement and as soon as possible after such exchange rate is established.

e) Likewise, USIMINAS will contribute (or will cause its Affiliates to contribute) to I.I.I. the USIMINAS Contribution through Convertible Loans.

f) TECHINT and USIMINAS commit to subscribe the Convertible Loans before the launch date of the public offer to purchase shares of Hylsamex, to be carried out by I.I.I. in conjunction with Siderar (the “Mexican Offering”) and to disburse the Cash Contributions within five (5) working days following the launch date of the Mexican Offering, in accordance with the terms of the respective Convertible Loans.

g) Likewise, TECHINT and USIMINAS commit to make effective the Excess Cash Contributions that are pending as soon as possible, but always within the three (3) working days following the date of their distribution by Sidor, in accordance with the terms of the respective Convertible Loans.

2.03 Exchange Rate

The exchange rates mentioned in Clauses 2.02 b) and d) will be determined by the Shareholders based on valuations (of the shares and investments that the Shareholders will contribute, and of the shares of the Company to be delivered in exchange) to be effected by independent banks hired to that effect separately by TECHINT, USIMINAS and Tenaris.

2.04 Shares of the Company

a) The shares representing the capital of the Company will all be ordinary, of a nominal value of one U.S. dollar (US$ 1.00-), and with the right to one (1) vote per share.

b) Subject to the result of the establishment of the exchange rates referred to in Clauses 2.02 b) and d), the Shareholders estimate that USIMINA’s share participation in the Company will be at least ten percent (10%). Said estimate does not constitute a guarantee or representation with regards to the results of the valuations to be effected in accordance with the provisions in Clause 2.03 of this Agreement.

2.05 Conversion of the Contributions

The stipulations of the Convertible Loans will provide the process to be followed for the conversion of Contributions.

CLAUSE III. COMPANY ORGANIZATION

1. Board of Directors

a) Beginning on the moment of the Initial Public Offering, the Board of the Company will consist of twelve (12) members, of which seven (7) will be appointed by TECHINT, two (2) will be appointed by USIMINAS, and the remaining three (3) will be independent board members. The number of Board members may be increased up to the statutory maximum of fifteen (15) members, of which the majority will be appointed by TECHINT and two (2) will be appointed by USIMINAS.

b) In the event that, in accordance with the requirements established by the Articles or the Applicable Legislation, a shareholder (other than the Shareholders) should be entitled to appoint a member of the Board, TECHINT agrees to make available to the new shareholder one (1) of the seats to the Board that it is entitled to. In the event that due to an analogous requirement it became necessary to honor the same, or another, shareholder’s (different from TECHINT and USIMINAS) right to appoint one (1) additional member of the Board, USIMINAS agrees to make available to said shareholder one (1) of the two (2) seats to the Board that it is entitled to.

c) The Articles will provide that the Chairman of the Board of the Company will have a double vote in case of stalemate.

d) The duties of the members of the Board will be established in the Articles.

e) The President of the Board will be appointed among the directors nominated and elected by TECHINT. Rinaldo Campos-Soares will be appointed as Vice-chairman; with the understanding that in case of temporary leave, permanent disability or disability that extends for more than one month, removal or resignation of the Chairman, the Board will appoint a new Chairman to be nominated by TECHINT.

2. Meetings of the Board

The Board of the Company will convene at all occasions when it should become necessary or advisable, but always with a frequency of at least 4 times a year. Said meetings will take place wholly in agreement with the provisions of the Articles.

3. Decisions of the Board

The making Board’s decisions will be taken pursuant to the majority rules established in the Articles.

4. Shareholder Meetings

The quorum and majority requirements for Ordinary and Extraordinary Meetings established in the Articles will apply. Notwithstanding any provisions to the contrary contained in the Articles or the Applicable Legislation, a special majority will be required, consisting of the favorable vote of shareholders that represent sixty percent (60%) of the capital and votes of the Company, for the decisions that are detailed below:

a) Any change or modification of the articles of the Company;

b) Delisting of the Company’s shares in all markets in which their rates are posted;

c) Modifications in the number of independent Board members;

d) Modifications in the number of independent members of the Auditing Committee; and

e) Liquidation or dissolution of the Company.

5. Chief Executive Officer (CEO)

The CEO of the Company will be nominated by TECHINT and will be charged with the designation of the rest of the managerial structure of the Company, as well as the replacement, removal and/or substitution of any of the executives that occupy management positions.

CLAUSE IV. RESTRICTIONS ON THE TRANSFER OF SHARES

4.01 Limitations to the Transfer

Each of the Shareholders undertakes to abstain from selling, encumbering, assigning or transferring the shares of the Company, or to grant any instrument that compromises said transfer or the preferential subscription rights to new shares that derive from the referred shares, unless said sale, encumbering, assignment, or transfer takes place in accordance with the provisions of this Clause IV. Any sale, encumbering, assignment or transfer carried out in violation of the provisions of this Clause will be null and unopposable to third parties.

4.02 Right of First Refusal

In the event USIMINAS should receive and offer from a third party for the sale or transfer to it of all or part of its share participation in the Company, and always as long as said offer is made in writing and originates from a third party that is not related to or affiliated with the Shareholders, TECHINT will have a right of first refusal with respect to the potential sale or transfer of said shares (the “Right of First Refusal”). USIMINAS, before accepting said offer will have to offer the totality of its participation that is the object of the offer by said third parties to TECHINT, in accordance with the following procedure:

a) USIMINAS will communicate the existence of the offer to TECHINT within ten (10) days of receiving it, attaching a copy of the instrument through which the offer was made (which must clearly indicate the number of shares included in the offer, price offered and other relevant terms of the offer).

b) TECHINT will have the right to exercise the Right of First Refusal in its favor, for all of the shares corresponding to the Company that the offer refers to, under the same terms and conditions, including but not limited to price, currency, and form of contribution that are established in the third party’s offer.

c) In order to make effective the Right of First Refusal, TECHINT will respond accepting or rejecting the offer, under the terms and conditions established in the above Sub-clause, within thirty (30) days from the date of receipt of the communication mentioned in the foregoing Sub-clause a).

d) In the event that TECHINT does not respond as indicated in Sub-clause a) within the time period stipulated in Sub-clause c), or in the event that TECHINT should reject the offer, USIMINAS will be free to allocate its share participation in the Company to the offering third party, as long as the purchase takes place within thirty (30) days following the completion date of the time period referred to or the receipt of express communication sent by TECHINT, under the same and exact terms and conditions of the offer communicated to TECHINT.

4.03 Tag-Alone Rights

In the event that TECHINT wishes to sell or transfer to a third party the totality or a percentage of its share participation in the Company that is sufficient to exercise Control over the same and has an offer from a third party willing to acquire said participation, USIMINAS will have the right to participate proportionally in said sale or transfer, including its entire share participation in the Company (the “Tag-Along Right”), in accordance with the following procedure:

a) TECHINT will communicate the existence of the offer to USIMINAS within ten (10) days of receiving it, attaching a copy of the instrument through which the offer was made (which must clearly indicate the number of shares included in the offer, price offered and other relevant terms of the offer), and offering USIMINAS the opportunity to participate in the same.

b) USIMINAS will have the right to exercise the Tag-Along Right in its favor, under the same terms and conditions, including but not limited to price, currency, and form of contribution that are established in the third party’s offer.

c) In order to make effective the Tag-Along Right, USIMINAS will respond accepting or rejecting the offer, under the terms and conditions established in the above Sub-clause, within thirty (30) days from the date of receipt of the communication mentioned in the foregoing Sub-clause a).

d) In the event that USIMINAS does not respond as indicated in Sub-clause a) within the time period stipulated in Sub-clause c), or in the event that USIMINAS should reject the offer, TECHINT will be free to allocate its share participation in the Company to the offering third party, as long as the purchase takes place within thirty (30) days following the completion date of the time period referred to or the receipt of express communication sent by USIMINAS.

4.04 Excluded Transfers

The restrictions on the transfer of shares stipulated in this Clause IV will not apply to transfers that any of the Shareholders should make to one of its Affiliates, as long as said transfer is made in full agreement with Clause 5.09 of this Agreement.

CLAUSE V. MISCELLANEOUS

5.01 Communications and Notifications

Communications and/or notifications between the Shareholders with regard to this Agreement will mailed by first-rate international courier to the following persons and addresses:

In the case of TECHINT, to:

I.I.I. INDUSTRIAL INVESTMENTS, INC.

Avenida Leandro N. Alem 1067, piso 28°

(C1001AFA) Buenos Aires, Argentina.

Atención: Fernando R. Mantilla, Secretario

In the case of USMINAS, to:

USINAS SIDERÚRGICAS DE MINAS GERAIS S.A.

Rua Profesor José Vieira de Mendoça 3011, 6° Andar

Bairro Engenho Nogueira

CEP 31.310-260 Belo Horizonte-MG-Brasil

Atención: Rinaldo Campos Soares, Presidente

The aforementioned addresses will be subject to modification by the Shareholders at any time through notification to the other Shareholder. In all cases, the addresses given will be valid until the receipt of the notification that modifies them.

5.02 Publicity

No communication, publicity and/or announcement, whether legally demanded or not, concerning the transactions contemplated in this Agreement can be issued or effected by any of the Shareholders without the prior written consent of the other Shareholder, which shall not be unreasonably withheld. Each Shareholder will cooperate with the other Shareholder to coordinate any communication or public manifestation or announcements concerning the transactions contemplated in this Agreement.

5.03	Waiver and Amendments

No delay by either Shareholder in the exercise of any of the rights derived from this Agreement, nor the lack of exercise or partial exercise thereof, can be construed as a waiver of rights by said Shareholder, nor as an amendment or precedent for the interpretation of this Agreement. All amendments to this Agreement will be made by written agreement between the Shareholders, duly signed by both parties.

5.04	Governing Law

Every claim or controversy relative to this Agreement that cannot be resolved in accordance with this Agreement’s terms or its spirit, will be decided by application of generally applicable commercial terms and the Principles of UNDROIT on International Commercial Contracts.

5.05 Arbitration

5.05.1 The Shareholders declare that they will make their best faith effort to resolve amicably any differences, claims or conflicts that arise as a result of the interpretation or application of the covenants and rights assumed in this Agreement, or with default, termination or validity of the same. To that effect the Shareholders will attempt, first, direct negotiation among the highest hierarchical authorities of each of them, with the intention to reach an amicable solution.

5.05.2 In the event that any of the Shareholders should consider said amicable negotiation exhausted, it must make known in writing to the other Shareholder the existence of a conflict and its intention to submit the case to arbitration before the Court of Arbitration of the International Chamber of Commerce.

5.05.3 The conflict will be presented for resolution to three (3) arbiters, of whom each shareholder will elect one (1), and the third jointly among the conflicting Shareholder parties. If within ten (10) days of acceptance of the charge by the arbiters, the Shareholders should not reach an agreement on the designation of a third, he will be appointed by the President of the Court of Arbitration of the International Chamber of Commerce.

5.05.4 The arbitration proceedings will take place in the city of Montevideo (Uruguay), unless the Shareholders agree otherwise.

5.05.5 The arbitration proceedings will be carried out in the Spanish language. The decisions of the arbiters will be final and binding. The Shareholders renounce all rights to appeal before any tribunal that may have jurisdiction to resolve the conflict, as well as any legal matters that may arise with regards to the arbitration proceedings, establishing as the sole exception that the Shareholders will be entitled to solicit the intervention of the competent tribunals to make effective the decisions of the arbiters.

5.06 Confidentiality

5.06.1. The Shareholders recognize and agree that each of them will produce irreparable harm if any information relative to business, financial/economic position, plans or future prospects of the Company (the “Confidential Information”), were transmitted to any unauthorized third party, without the prior written consent of the other Shareholder. As a result, the Shareholders agree to treat as confidential the Confidential Information that has been transmitted orally, in writing, or through any other means.

5.06.2 In order to maintain the confidentiality of the Confidential Information, the Shareholders agree not to divulge the Confidential Information except to their executives, directors, employees, representatives, including legal and financial advisors, accountants, consultants and proxies, (the “Representatives”) and to their Affiliates and their respective Representatives that reasonably require knowledge of the Confidential Information, each of the Shareholders being responsible for the violation by such persons of this Clause 5.06.

5.06.3 This Clause 5.06 will not apply to information contained in the Confidential Information that: (i) is available to the general public, without any of the Shareholders or the persons mentioned in this Clause being responsible for its divulgation; (ii) has been placed at the disposal of one of the Shareholders by a third party in a non-

confidential manner; or (iii) has been placed at the disposal of one or more of the Shareholders by a person different from the other Shareholder, as long as said person is authorized to make known said information. Likewise, the Shareholders will not be obligated to comply with the confidentiality requirement (w) in situations where this is demanded by the law or the regulations issued by the competent authorities; (x) in cases where one of the Shareholders is relieved of complying with said requirement in virtue of the above by legal dispositions, decisions from competent judicial and administrative authorities; (y) in connection with legal, judicial or administrative procedures; or (z) if it were indispensable for compliance with this Agreement.

5.06.4 The shareholders expressly agree that, if in virtue of the reasons established above any of the Shareholders or their Representatives must reveal the Confidential Information, said Shareholder will notify the other Shareholder in writing, within a timeframe that is reasonable considering the circumstances, in such a way that the other Shareholder can take the actions that it deems necessary to protect said Confidential Information. The communicating Shareholder will be able to divulge the portion of the information that is necessary in each case, without incurring in any responsibility to the other Shareholder in relation to this Agreement.

5.07 Term

a) The Term of this Agreement will begin on the date of this Agreement and end when the share participation in the Company of any of the Shareholders is equal to or less than 5% of the total share capital of the Company.

b) Without prejudice to the foregoing, any Shareholder will be able to declare this Agreement terminated in the following instances: (i) default by the other Shareholder on the obligations set forth in Clause 2.02 of this Agreement, or (ii) bankruptcy, substantial assignment of assets in favor of creditors, liquidation, or dissolution of the company of the other Shareholder. Likewise, TECHINT will be able to terminate this Agreement in the case of an USIMINAS Change of Control.

c) The Shareholders expressly agree that the provisions set forth in Clauses 5.02, 5.04, 5.05 and 5.06 will survive in spite of the termination of this Agreement and will remain in force throughout the maximum period permitted by the Applicable Legislation.

5.08 Time Intervals

All of the time intervals that are established in this Agreement are to be counted day to day (including weekends). In case that their conclusions should coincide with a Saturday, Sunday, or national holiday in Argentina or Brazil, they will expire on the following business day.

5.09 Transfer or Assignment of the Agreement

This Agreement cannot be assigned or transferred without prior written consent from the other Shareholder or their successors, except to an Affiliate company, in which case the assigning or transferring Shareholder must provide notification to the other Shareholder in writing. In such cases, the Affiliate must sign this Agreement and assume in writing the rights and obligations under this Agreement of the transferring or assigning Shareholder, which will maintain all of its responsibilities under this Agreement, becoming a guarantor, as a result of, and automatically upon the transfer of, each and every one of the obligations that the Affiliate assumes in connection with this Agreement.

5.10 Expenses

Each Shareholder will support its respective expenses incurred in relation with the drafting, execution and compliance with this Agreement, including all of the fees and expenses of agents, representatives, advisors and/or valuators. The Shareholders will make sure that the Company does not incur any expense related with the Agreement. In the event of termination of this Agreement, the obligation of each Shareholder to contribute its own expenses will be subject to any rights of said Shareholder that may arise as a consequence of default under this Agreement by the other Shareholder.

5.11 Company Authorizations

The Shareholders have obtained approval and prior authorization to sign this Agreement from their respective boards, and a copy of each of the corresponding authorizations is attached as Annex V – Company Authorizations.

5.12 Legal Status

Each of the undersigned Shareholders credit their own legal status that for each of them is attached as Annex VI – Legal Status

As proof of the conformity of the Shareholders, this document is signed in two (2) copies of equal tenor, and to the same effect in Sao Paulo, Brazil, at 20 days of the month of July of 2005.

USINAS SIDERÚRGICAS DE MINAS GERAIS S.A. – USIMINAS

[signed]

Rinaldo Campos Soares

I.I.I. INDUSTRIAL INVESTMENTS INC.

[signed]

Daniel Novegil – Fernando R. Mantilla

Annexes to the Shareholders’ Agreement

Annex I	Definitions

Annex II	Company Diagram

Annex III	Investments

Annex IV	Convertible Loans

Annex V	Company Authorizations

Annex VI	Legal Status

ANNEX 1

Definitions

The Shareholders agree that the terms that are hereby defined will be interpreted in accordance with the definition that is indicated for each of them below, whether in the masculine or feminine, singular or plural form.

Shareholders: shall mean jointly and indiscriminately USIMINAS and TECHINT and/or any of their Affiliates that acquires the shares of USIMINAS or TECHINT in the Company, after signing this Agreement.

Affiliate: shall mean a company that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is somehow under the control of, any of the Shareholders. Control for the purposes of this definition, is the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights granted by the shares of the controlled entity.

Alfa: shall mean Alfa S.A. de C.V., company incorporated under the laws of the United States of Mexico.

Amazonia: shall mean Consorcio Siderurgia Amazonia Ltd., company incorporated under the laws of the Cayman Islands.

Contributions: shall mean, jointly, the TECHINT Contribution and the USIMINAS Contribution.

TECHINT Cash Contribution: shall mean the sum of at least four hundred million U.S. dollars (US$ 400,000,000) in cash, which TECHINT agrees to contribute as contribution to the Company within five (5) working days following the launch date of the Mexican Offering, through the Convertible Loans.

USIMINAS Cash Contribution: shall mean the sum of one hundred million U.S. dollars (US$100,000,000) in cash that USIMINAS agrees to contribute as contribution to the Company within five (5) working days following the launch date of the Mexican Offering, through the Convertible Loans.

TECHINT Excess Cash Contributions: shall mean the funds that TECHINT receives or has the right to receive from Sidor as “excess cash” for the periods of January/May 2005 and April/June 2005 and that TECHINT must contribute to the Company through Convertible Loans.

USIMINAS Excess Cash Contributions: shall mean the funds that TECHINT receives or has the right to receive from Sidor as “excess cash” for the period of April/June 2005 and that USIMINAS must contribute to the Company through Convertible Loans.

Cash Contributions: shall mean, jointly, the TECHINT Cash Contribution and the USIMINAS Cash Contribution.

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Excess Cash Contributions: shall mean, jointly, the TECHINT Excess Cash Contribution and the USIMINAS Excess Cash Contribution.

TECHINT Contribution: shall mean, jointly, the TECHINT Cash Contribution and the TECHINT Excess Cash Contribution.

USIMINAS Contribution: shall mean, jointly, the USIMINAS Cash Contribution and the USIMINAS Excess Cash Contribution.

Change of Control: shall mean that the Control Group, collectively, ceased to have, with respect to USIMINAS: (i) the ownership, direct or indirect, of at least 51% of voting shares of USIMINAS issued and in circulation, or (ii) the power to direct or cause to be directed the administration of USIMINAS or its politics.

Meeting: shall mean this Shareholder Meeting, certified by the Shareholders.

Right of First Refusal: is defined in Clause 4.03 of this Agreement.

Board: shall mean the Board of the Company.

Dollar or US$: shall mean the legal currency of the United States of America.

Articles: shall mean the stature of the Company as of the date of this Meeting, together with all future amendments of the same that conform to the same approval and registry requirements.

Control Group: shall mean the group established by the shareholder’s agreement signed on February 13th, 1998, by Nippon Usiminas Co., Ltd., Clube de Investimento Usiminas, Caixa dos Empregados da Usiminas, Carnargo Correa Participações Empreendimentos S/A; S/A Ind. Votorantim, Rio Negro Participações Ltda., Banco Bradesco S.A., Bradesco Previdencia e Seguros S.A., Cia União de Seguros Gerais, Bradesco Seguros S/A and Bradesco Capitalização S/A (together, the “Members of the Control Group”), with periodic amendments that may be made to said agreement from time to time, and all changes of members of said group that are made conforming to that shareholders’ agreement, as long as the Members of the Control Group and/or their Affiliates continue to be the owners of the majority vote within the Control Group.

Hylsa Latin: shall mean Hylsa Latin LLC, company incorporated under the laws of the State of Delaware, United States of America.

Hylsamex: shall mean Hylsamex S.A. de C.V., company incorporated under the laws of the United States of Mexico.

I.I.I.: shall mean I.I.I. Industrial Investments, Inc., company incorporated under the laws of the British Virgin Islands.

Confidential Information: is defined in Clause 5.06.1 of this Agreement.

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ISL: shall mean Inversora Siderurgica Limited, company organized and existing under the laws of Gibraltar.

Applicable Legislation: shall mean the law of the Grand Duchy of Luxemburg and its modifiers.

Initial Public Offering: shall mean the date on which an underwriting agreement is signed by one or more independent underwriters for the placement of shares or share certificates of the Company in the United States of America for trading of said shares in an exchange in the city of New York.

Siderar: shall mean Siderar S.A.I.C., company organized and existing under the laws of the Argentine Republic.

Sidor: shall mean Siderúrgica del Orinoco (Sidor), C.A., company organized and existing under the laws of the Bolivarian Republic of Venezuela.

Techintrade: shall mean Techintrade Uruguay, S.A., company organized and existing under the laws of the Oriental Republic of Uruguay.

Ylopa: shall mean Ylopa – Serviços de Consultadoria Lda, company organized and existing under the laws of Portugal.

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Annex II – Company Diagram

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Anexo II – Diagrama Societario

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Anexo II – Diagrama Societario (cont.)

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Annex III – Investments

TECHINT Investments

Company	Investment	Holder of the Investment
Consorcio Siderurgia Amazonia Ltd.	125,976,093 Class “A” shares	Tamsider, LLC
Ylopa – Serviços de Consultadoria Lda.	Participation of € 1,220 nominal value	Tenaris S.A.

USIMINAS Investments

Company	Investment	Holder of the Investment
Siderar S.A.I.C.	18,489,620 Class “A” shares	Usinas Siderúrgicas de Minas Gerais S/A – USIMINAS
Consorcio Siderurgia Amazonia Ltd.	10,000,000 Class “D” shares	Usinas Siderúrgicas de Minas Gerais S/A – USIMINAS
Consorcio Siderurgia Amazonia Ltd.	88,652,866 Class “D” shares	Usiminas International Ltd.
Ylopa – Serviços de Consultadoria Lda.	Participation of € 955.50 nominal value	Usiminas International Ltd.

A-III-1

I.I.I. Industrial Investments Inc.

Certificate of Secretary

[Translator’s Note: this was not translated, as the original is in English]

I.I.I. INDUSTRIAL INVESTMENTS INC.

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CERTIFICATE OF SECRETARY

I, Fernando R. Mantilla, the undersigned, in my capacity as Secretary of I.I.I. INDUSTRIAL INVESTMENTS INC., a company organized and existing under the laws of the Cayman Islands (the “Company”), DO HEREBY CERTIFY ON BEHALF OF THE COMPANY that:

1. This Certificate is furnished pursuant to the Convenio de Accionistas dated as of July 20, 2005 among the Company and Usinas Siderurglcas de Minas Gerais S/A - USIMINAS (the “Convenio de Accionistas”)

2. Attached hereto as Exhibit A is a true, correct and complete copy of the Memorandum & Articles of Association of the Company as in full force and effect on the date hereof.

3. At a meeting of the Board of Directors of the Company held on July 18, 2005 at which meeting a quorum was present and acting throughout, the following resolutions were duly adopted:

“IT WAS RESOLVED:

(1)	THAT, after having considered the Convenio de Accionistas noted above, the Directors have determined in good faith that entering into the transactions contemplated by the Convenio de Accionistas would be in the best interests of the Company and would be for the overall benefit of the Company.

(2)	THAT, the draft of the Convenio de Accionistas having been considered by the Directors, the form thereof be approved on behalf of the Company subject to such amendments and additions thereto as any Director of the Company or any Attorney of the Company appointed generally or for such purpose in his/her absolute discretion and opinion deem appropriate, the signature of any such person on the Convenio de Accionistas being due evidence for all purposes of his/her approval of any such amendment or addition and the final terms thereof on behalf of the Company.

(3)	THAT, the Company be and is hereby authorised to execute such Convenio de Accionistas, and the Company do give, make, sign, execute and deliver all such agreements, letters, notices, acknowledgments, and other documents (whether of a like nature or not) as may in the sole opinion and absolute discretion of any Director or Attorney of the Company be considered necessary or desirable for the purpose of giving effect to, consummating or completing or procuring the performance and completion of all or any of the transactions contemplated by or referred to in the Convenio de Accionistas and the Company do all other such acts and things as might in the sole opinion and absolute discretion of any Director or Attorney be necessary or desirable for the purposes aforesaid.

(4)	THAT, Mr. Paolo ROCCA, acting singly, and Messrs. Umberto BOCCHINI, Pablo Daniel BRIZZIO, Raúl Héctor DARDERES, Carlos Manuel FRANCK, Fernando Ricardo MANTILLA, Cristian Juan Pablo MITRANI and Daniel Agustin NOVEGIL, any two acting Jointly be appointed with full power of substitution the attorneys-in-fact (each an “Attorney”) for and on behalf of the

I.I.I. INDUSTRIAL INVESTMENTS INC.

Company to do all acts, matters or things referred to in the foregoing resolutions.

(5)	THAT, in connection with the actions contemplated by the foregoing resolution, each of the Directors and Officers of the Company be, and such other persons as are authorised by any of them be, authorised and directed to do such further acts and things as any Director or Officer or such other person shall deem necessary or appropriate in connection with, or to carry out the actions contemplated by, the foregoing resolution, the authority for the taking of any such action to be conclusively evidenced thereby.”

Such resolutions have not been rescinded, amended, modified or revoked and are in full force and effect on the date hereof.

4.	Attached hereto as Exhibit B is a true, correct and complete copy of the Certificate of Incorporation of the Company as in full force and effect on the date hereof, including all amendments thereto adopted through the date hereof.

5.	Attached hereto as Exhibit C is a true, correct and complete copy of the Register of Directors of the Company updated as of the date hereof.

6.	Attached hereto as Exhibit D is a true, correct and complete copy of the Register of Officers of the Company updated as of the date hereof.

7.	The Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and there are no proceedings for the dissolution or liquidation of the Company.

IN WITNESS WHEREOF, I have signed this certificate this 20th day of July 2005.

I.I.I. INDUSTRIAL INVESTMENTS INC.

By:	/s/ Fernando R. Mantilla
Name:	Fernando R. Mantilla
Title:	Secretary